Exhibit (a)(1)(ii)

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

51 Madison Avenue

New York, NY 10010

OFFER TO PURCHASE UP TO 10,822 SHARES OF BENEFICIAL INTEREST

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THE OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR THE PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

The table below sets forth a number of important dates related to this tender offer. Please refer to this table as you read this document. Capitalized terms used, but not defined, in this table have the meanings given to them later in the Offer to Purchase.

Date	Name of Date	Definition
August 30, 2013*	Prior NAV Calculation Date	The last date before the commencement date for this Offer for which the Fund completed the calculation of its net asset value.

August 1, 2013 & September 3, 2013	Prior Two Admission Dates	The last two dates before the commencement date for this Offer as of which Shares were sold.

September 27, 2013	Commencement Date	The date as of which the Offer commenced.

October 25, 2013**, 11:59 p.m., Eastern Time	Initial Expiration Date	The date and time by which each Shareholder desiring to tender Shares for repurchase must provide proper notice to the Fund, and the date and time upon which Shareholders’ rights to withdraw tendered Shares expire.

October 25, 2013**, 11:59 p.m., Eastern Time	Expiration Date	The later to occur of the Initial Expiration Date and the latest date (if any) subsequently designated by the Fund, in any properly authorized extension of the Offer, by which Shareholders may tender their Shares; also the date and time upon which Shareholders’ rights to withdraw tendered Shares expire.

November 21, 2013**	Acceptance Deadline	Date by which the Fund must accept your Shares for payment, if not accepted earlier.

December 31, 2013**	Valuation Date	Date as of which the net asset value of Shares is calculated for purposes of determining the proceeds due to Shareholders whose Shares have been accepted for repurchase

Date	Name of Date	Definition
February 14, 2014 ***	Anticipated Initial Payment Date	The last date by which approximately 90% of the amount required to be paid under the Repurchase Instrument received in this Offer is generally expected to be paid.
March 31, 2014	Fiscal Year-End Date	The last day of the fiscal year during which the Valuation Date occurs; any balance due under the Repurchase Instrument received in this Offer is due promptly after the completion of the Fund’s annual audit for this fiscal year.
May 31, 2014***	Anticipated Secondary Payment Date	On or about the date by which the balance due under the Repurchase Instrument received in this Offer is generally expected to be paid.

*	The value of your Shares will likely change between the time the Fund’s net asset value was most recently calculated (August 30, 2013) and the Valuation Date (December 31, 2013). The Fund calculates its net asset value as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine, including in connection with repurchases of Shares. Shareholders desiring to obtain the Fund’s most recently calculated net asset value may contact the Fund’s at (888) 207-6176.
**	Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending.
***	Subject to change in the event that the Fund properly authorizes an extension of time during which the Offer is pending. In the event of such extension, Shareholders will be notified in writing by the Fund. The Initial Payment Date will be the later of (i) any Business Day that is within 45 days after the Valuation Date, or (ii) if the Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments. The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument.

•	WHAT SECURITIES IS PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND OFFERING TO PURCHASE? Private Advisors Alternative Strategies Master Fund (“Fund”) is offering (“Offer”) to purchase up to 10,822 shares of beneficial interest (“Shares”). Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Fund as of August 30, 2013 (approximately $11,580,165). For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”), as set forth in the Fund’s Agreement and Declaration of Trust, as amended and restated as of April 4, 2012 (“Declaration of Trust”), entitling Shareholders to be paid an amount equal to the NAV per Shares accepted for repurchase determined as of December 31, 2013 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s NAV on August 30, 2013, was $1,070.07 per Share. If more than 10,822 Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the number of Shares that the Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares. In respect of each Shareholder, the Offer is conditioned upon the Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the ability of the Board of Trustees of the Fund (“Board”) to permit a Shareholder to tender a lesser amount in its discretion. See Section 2 “Price; Number of Shares” and Section 6 “Certain Conditions of the Offer.”

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•	HOW DO I TENDER MY SHARES? If you wish to tender your Shares and your respective Shares are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to State Street Bank and Trust Company (“Administrator”), the Fund’s administrator. The Administrator must receive these documents prior to the scheduled expiration of the Offer (currently Monday, October 25, 2013 at 11:59 P.M., Eastern Time). See Section 3 “Procedure for Tendering Shares.”
•	HOW MUCH IS THE FUND OFFERING TO PAY ME FOR MY SHARES? The Fund will pay you an amount per Share equal to the Fund’s per Share as of the Valuation Date. As of August 30, 2013, the Fund’s NAV was $1,070.07 per Share. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The value of your Shares will likely change between the time the Fund’s NAV was most recently calculated (August 30, 2013) and the Valuation Date (December 31, 2013). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Fund’s most recently calculated NAV may contact the Fund at (888) 207-6176. See Section 2 “Price; Number of Shares.”

•	HOW IS THE FUND OFFERING TO PAY ME FOR MY SHARES? Each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument entitling the Shareholder to be paid an amount equal to the NAV of the Shares accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from its investments in private investment funds or “hedge funds” (collectively, “Hedge Funds”) of transferable securities that the Fund cannot liquidate itself prior to making the distribution. See Section 2 “Price; Number of Shares” and Section 5 “Payment for Shares.”
•	WHAT IS THE INTENDED SCHEDULE OF PAYMENTS FOR THE REPURCHASE INSTRUMENT? Payment in respect of the Repurchase Instrument will be made in two or more installments.

•

The initial payment in respect of the Repurchase Instrument (‘‘Initial Payment’’) is expected to consist of approximately 90% of the amount required to be paid under such Repurchase Instrument. The Initial Payment will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date for the repurchase, or (ii) if the Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments.

•

The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument. The Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2014. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date. See Section 5 “Payment for Shares.”

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•	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Fund in connection with the Offer with a valuation date that is prior to the business day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. A “Business Day” means any day the New York Stock Exchange is open for business. The Repurchase Fee applies separately to each purchase of Shares made by a Shareholder. The valuation date for the Offer is December 31, 2013. The purpose of the Repurchase Fee is to reimburse the Fund for the costs incurred in liquidating securities in the Fund’s portfolio in order to honor the Shareholder’s repurchase request and to discourage short-term investments which are generally disruptive to the Fund’s investment program. Please note that, because certain of the Shares that are subject to this Offer have been outstanding for less than 12 months, the sale of Shares pursuant to this offer may be subject to the 5.0% “early repurchase fee,” which will reduce your proceeds by 5.0%. See Section 2 “Price; Number of Shares” and Section 5 “Payment for Shares.”

•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend.” You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 10 “Certain Federal Income Tax Consequences.”

•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? The Offer expires October 25, 2013, at 11:59 p.m., Eastern Time, unless the Fund makes a public announcement either extending or terminating the Offer. If the Fund extends the Offer period, the Fund’s public announcement will be made no later than 9:00 a.m. on the next Business Day after the previously scheduled expiration date. See Section 2 “Price; Number of Shares” and Section 11 “Extension of Tender Period; Termination; Amendments.”

•	MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the Expiration Date, which, unless extended, is currently October 25, 2013 at 11:59 p.m., Eastern Time. Additionally, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after November 21, 2013. To withdraw your tendered Shares, you should submit proper written notice to the Fund’s Administrator. See Section 4 “Withdrawal Rights.”

•	WHY IS THE FUND MAKING THE OFFER TO PURCHASE SHARES? Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. As a result, the Board decided to provide liquidity for Shareholders by making the Offer. In determining whether the Fund should offer to repurchase Shares from Shareholders, the Board considered the recommendations of New York Life Investment Management LLC, the Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC., the Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) as to the timing of the Offer, as well as a variety of operational, business and economic factors. However, the Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. Neither the Fund nor the Board makes any recommendation as to whether or not you should tender your Shares. See Section 1 “Purpose of the Offer.”

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•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? In respect of each Shareholder, the Offer is conditioned upon a Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the ability of the Board to permit a Shareholder to tender a lesser amount in its discretion. A Shareholder may tender all or some of its Shares. A Shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Shareholder to continue to hold Shares in a lesser amount in its discretion. If a Shareholder tenders an amount that would cause the value of its Shares in the Fund to fall below the required minimum, the Fund reserves the right to (i) reduce the amount to be repurchased from the Shareholder so the value of the Shareholder’s Shares is above the minimum, or (ii) repurchase all of the Shareholder’s Shares. Under certain circumstances, the Fund may terminate or amend the Offer or postpone the acceptance of its Shares for payment. See Section 6 “Certain Conditions of the Offer.”

•	IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Fund reducing its assets to pay for repurchased Shares. These risks include increased volatility in the Fund’s NAV, higher expenses, increased illiquidity in the Fund’s portfolio and the potential inability of the Fund to offer to repurchase Shares in the future. See Section 7 “Certain Effects of the Offer.”

•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to State Street Bank and Trust Company at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the applicable Letter of Transmittal should be directed to State Street Bank and Trust Company:

State Street Bank and Trust Company Attn: Private Advisors Alternative Strategies Master Fund Box 5493 Mail Code JHT 1651 Boston, MA 02206 (888) 207-6176

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Exhibit (a)(1)(ii)

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND
51 Madison Avenue
New York, NY 10010

OFFER TO PURCHASE
10,822 SHARES OF BENEFICIAL INTEREST

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 11:59 P.M., EASTERN TIME, ON OCTOBER 25, 2013, UNLESS EXTENDED.

To the Shareholders of Private Advisors Alternative Strategies Master Fund:

Private Advisors Alternative Strategies Master Fund (“Fund”) is offering (“Offer”) to purchase up to 10,822 shares of beneficial interest (“Shares”). Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Fund as of August 30, 2013 (approximately $11,580,165). For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”) entitling Shareholders to be paid an amount equal to the NAV per Shares accepted for repurchase determined as of December 31, 2013 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s NAV on August 30, 2013, was $1,070.07 per Share.

Each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument, entitling the Shareholder to be paid an amount equal to the NAV of the Shares accepted for repurchase as of the Valuation Date and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Fund in connection with the Offer with a valuation date that is prior to the Business Day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. The valuation date for the Offer is December 31, 2013. This Repurchase Fee applies separately to each purchase of Shares made by a Shareholder. A “Business Day” means any day the New York Stock Exchange is open for business.

The Offer expires October 25, 2013, at 11:59 p.m., Eastern Time, unless the Offer is extended upon the terms and conditions set forth in this Offer and the related Letter of Transmittal. If more than 10,822 Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the number of Shares that the Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares. In respect of each Shareholder, the Offer is conditioned upon the Shareholder tendering a minimum of $25,000 worth of Shares (or all of such Share’s Shares if less), subject to the ability of the Board of Trustees of the Fund (“Board”) to permit a Shareholder to tender a lesser amount in its discretion.

Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. The value of your Shares will likely change between the time the Fund’s NAV was most recently calculated (August 30, 2013) and the Valuation Date (December 31, 2013). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Fund’s most recently calculated NAV may contact the Fund, at (888) 207-6176. See Section 2 “Price; Number of Shares.”

New York Life Investment Management LLC, the Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC, the Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) currently expect that they will generally recommend to the Board offer to repurchase Shares from Shareholders quarterly on the last Business Day of March, June, September and December. However, the Fund is not required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when private investment funds or “hedge funds” in which the Fund invests suspend redemptions. The Fund will not at any time be required to make any such tender offer. The Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. However, in the event that the Fund does not at least once during any twenty four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Fund

THE OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS CONDITIONED ON THE TENDER OF A MINIMUM OF $25,000 WORTH OF SHARES FROM EACH TENDERING SHAREHOLDER (OR ALL OF SUCH SHAREHOLDER’S SHARES IF LESS), SUBJECT TO THE ABILITY OF THE BOARD OF TRUSTEES TO PERMIT A SHAREHOLDER TO TENDER A LESSER AMOUNT IN ITS DISCRETION.

IMPORTANT

If you desire to tender all or any portion of your Shares, you should complete and sign the Letter of Transmittal and mail or deliver it and any other required documents to State Street Bank and Trust Company (“Administrator”), the Fund’s administrator.

NEITHER THE FUND NOR THE BOARD OF TRUSTEES OF THE FUND MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance regarding the Offer may be directed to your financial advisor or other nominee, or to the Administrator at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Administrator:

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State Street Bank and Trust Company
Attn: Private Advisors Alternative Strategies Master Fund
Box 5493

Mail Code JHT 1651

Boston, MA 02206
(888) 207-6176

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TABLE OF CONTENTS

Section Page

1.	Purpose of the Offer	5
2.	Price; Number of Shares	5
3.	Procedure for Tendering Shares	7
4.	Withdrawal Rights	7
5.	Payment for Shares	7
6.	Certain Conditions of the Offer	9
7.	Certain Effects of the Offer	9
8.	Source and Amount of Funds	10
9.	Certain Information About the Fund	10
10.	Certain Federal Income Tax Consequences	11
11.	Extension of Tender Period; Termination; Amendments	12
12.	Miscellaneous	12
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1. Purpose of the Offer.

Shares of Private Advisors Alternative Strategies Master Fund (“Fund”) are not listed on a stock exchange or similar market, although the Fund reserves the right to list its Shares on a stock exchange or similar market in the future. Shares of beneficial interests (“Shares”) of the Fund are subject to substantial restrictions on transferability and resale, and may not be transferred or resold except as permitted under the Fund’s Agreement and Declaration of Trust, as amended and restated on April 4, 2012 (“Declaration of Trust”). The Board of Trustees (“Board”) of the Fund has determined that it would be in the best interest of shareholders for the Fund (“Shareholders”) to provide limited liquidity to Shareholders. In determining whether the Fund should offer to repurchase Shares from Shareholders, the Board considered the recommendations of New York Life Investment Management LLC, the Fund’s investment manager (“New York Life Investments”), and Private Advisors LLC, the Fund’s investment subadvisor (“Private Advisors” and, together with New York Life Investments, “Advisors”) as to the timing of such an offer, as well as a variety of operational, business and economic factors. In determining whether to accept the Advisors’ recommendation to repurchase Shares, the Board considered the following factors, among others: (a) whether any Shareholders have requested to tender Shares to the Fund; (b) the liquidity of the Fund’s assets (including fees and costs associated with withdrawing from underlying private investment funds or “hedge funds” (collectively, “Hedge Funds”) in which the Fund invests); (c) the investment plans and working capital and reserve requirements of the Fund; (d) the history of the Fund in repurchasing Shares; (e) the availability of information as to the value of the Fund’s interests in Hedge Funds; (f) the conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs; (g) any anticipated tax or regulatory consequences to the Fund of any proposed repurchases of Shares; (h) that in the event that the Fund does not at least once during any twenty four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Fund; and (i) the recommendations of the Advisors.

The Advisors currently expect that they will generally recommend to the Board that the Fund offer to repurchase Shares from Shareholders quarterly occurring on the last Business Day (as defined below) of March, June, September and December. However, the Fund is not required to conduct tender offers and may be less likely to conduct tenders during periods of exceptional market conditions or when Hedge Funds suspend redemptions. The Fund will not at any time be required to make any such tender offers. The Fund cannot assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. In the event that the Fund does not at least once during any twenty-four consecutive month period beginning after January 1, 2013, offer to repurchase Shares tendered in accordance with such terms and conditions as the Board may determine in its sole discretion, the Board will be required to call a meeting of Shareholders for the purposes of considering whether to dissolve the Fund. Neither the Fund nor the Board makes any recommendation as to whether or not you should tender your Shares.

2. Price; Number of Shares.

The Fund will, upon the terms and subject to the conditions of this Offer to Purchase (“Offer”), repurchase up to 10,822 shares of beneficial interest (“Shares”), which are tendered and not withdrawn prior to 11:59 p.m., Eastern Time, on October 25, 2013 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. Shares subject to the Offer represent approximately 20% of the net asset value (“NAV”) of the Fund as of August 30, 2013 (approximately $11,583,210). The Fund reserves the right to extend the Offer. See Section 11 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.” For Shares (or portions thereof) tendered and accepted for repurchase, shareholders of the Fund (each a “Shareholder and collectively, “Shareholders”) will receive and be bound by the terms of a repurchase instrument (“Repurchase Instrument”), entitling the Shareholder to be paid an amount equal to the NAV per Share accepted for repurchase determined as of December 31, 2013 (or a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Repurchase Fee (defined below) due to the Fund in connection with the Offer and subject to the terms thereof. The Fund’s NAV on August 30, 2013, was $1,070.07 per Share. The purchase price of the Shares will be their NAV per Share as of the Valuation Date. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from its investments in Hedge Funds of transferable securities that the Fund cannot liquidate itself prior to making the distribution. Please note that the Fund requires that each tendering Shareholder tender a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the Board’s ability to permit a Shareholder to tender a lesser amount in its discretion.

5

A 5.0% “early repurchase fee” (“Repurchase Fee”) will be charged to any Shareholder that tenders its Shares to the Fund in connection with the Offer with a valuation date that is prior to the business day immediately preceding the one-year anniversary of the Shareholder’s purchase of the respective Shares. The valuation date for the Offer is December 31, 2013. The purpose of the Repurchase Fee is to reimburse the Fund for the costs incurred in liquidating securities in the Fund’s portfolio in order to honor the Shareholder’s repurchase request and to discourage short-term investments which are generally disruptive to the Fund’s investment program. A “Business Day” means any day other the New York Stock Exchange is open for business.

If more than 10,822 Shares are duly tendered to the Fund before the expiration of the Offer and not withdrawn the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Offer, if necessary, and increase the number of Shares that the Fund is offering to repurchase to a number it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares. As of August 30, 2013, there were approximately 54,109 Shares issued and outstanding and there were 10 holders of record of Shares. To the Fund’s knowledge, no Trustee or officer of the Fund intends to tender any Shares pursuant to the Offer. However, the Fund has been informed that NYLIM Holdings LLC (“NYLIM Holdings”), an affiliate of the Advisors, may tender a portion of its Shares that were purchased as part of its seed investment in the Fund pursuant to the Offer.

Shares are not currently listed on a stock exchange or similar market, and Shares are subject to substantial restrictions on transferability and resale and may not be transferred. The value of your Shares will likely change between the time the Fund’s NAV was most recently calculated (August 30, 2013) and the Valuation Date (December 31, 2013). The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Fund’s most recently calculated NAV may contact the Fund, at (888) 207-6176.

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3. Procedure for Tendering Shares

Shareholders wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal and send it to the Fund’s administrator, State Street Bank and Trust Company (“Administrator”) either by (i) mail at: Attention: Private Advisors Alternative Strategies Master Fund, Box 5493, Mail Code JHT 1651, Boston, MA 02206; or (ii) fax to (617) 956-0437 Attention: Private Advisors Alternative Strategies Master Fund, prior to 11:59 p.m., Eastern Time, on the Expiration Date. The Fund recommends that all documents be submitted by certified mail, return receipt requested, or by fax. A Shareholder choosing to fax a Letter of Transmittal must also mail the original completed and executed Letter of Transmittal promptly thereafter.

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Administrator at (888) 207-6176. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and its determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of, or payment for, which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Board, the Advisors, or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

4. Withdrawal Rights.

Any Shareholder tendering Shares pursuant to this Offer may withdraw tendered Shares at any time before the Expiration Date or, if the Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after November 21, 2013. To be effective, any notice of withdrawal must be timely received at the address or fax number shown above. A form to use to give notice of withdrawal is enclosed with the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by following the procedures for tenders described above.

5. Payment for Shares.

For purposes of the Offer, immediately after the Expiration Date, each Shareholder whose Shares (or portion of them) have been accepted for repurchase will be bound by the terms of the Repurchase Instrument entitling the Shareholder to be paid an amount equal to the value of the Shares repurchased, determined as of the Valuation Date for Shares accepted for repurchase and subject to the terms thereof. The Repurchase Instrument will be un-certificated, non-interest bearing, non-transferable and non-negotiable. A Shareholder who becomes bound by the terms of a Repurchase Instrument (“Payee”) shall retain all rights, with respect to Shares accepted for repurchase, to inspect the books and records of the Fund and to receive financial and other reports relating to the Fund until the date upon which the Repurchase Instrument is paid in full. Except as otherwise provided in the Repurchase Instrument, such Payee shall have no other rights (including, without limitation, any voting rights) under the Declaration of Trust. For purposes of calculating the value of the Shares to be repurchased as of the Valuation Date, the amount payable to the Payee will take into account and include all Fund gains, losses and expenses until the Valuation Date. If the Fund is liquidated or dissolved prior to the original Valuation Date, the Valuation Date shall become the date on which the Fund is liquidated or dissolved and the value of the Shares accepted for repurchase will be calculated in accordance with the foregoing sentence.

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Payment in respect of the Repurchase Instrument will be made in two or more installments.

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The initial payment in respect of the Repurchase Instrument (‘‘Initial Payment’’) is expected to consist of approximately 90% of the amount required to be paid under such Repurchase Instrument. The Initial Payment will be made as of the later of (i) any Business Day that is within 45 days after the Valuation Date for the repurchase, or (ii) if the Fund has requested withdrawals of its capital from any Hedge Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 90% of the aggregate amount withdrawn from the Hedge Funds. The Board, in its sole discretion, may hold back any amount due in respect of the Repurchase Instrument and make payments in respect of the Repurchase Instrument in any number of installments.

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The second and final payment in respect of the Repurchase Instrument (‘‘Post-Audit Payment’’) is expected to be the difference, if any, of (i) the value of repurchased Shares, determined as of the Valuation Date and based upon the results of the annual audit of the Fund’s financial statements for which the year in which the Valuation Date occurs, and (ii) the Initial Payment. It is anticipated that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Fund and that the Post Audit Payment will be made promptly after completion of the audit. No interest will be paid on any amounts owed under the Repurchase Instrument. The Fund’s fiscal year in which this tender offer is taking place ends on March 31, 2014. The Repurchase Instrument may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.

Although the amounts required to be paid by the Fund under the Repurchase Instrument will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment only under the limited circumstance where the Fund receives an in-kind distribution from its investments in Hedge Funds of transferable securities that the Fund cannot liquidate itself prior to making the distribution.

Marketable securities may be used to satisfy an in-kind distribution, which will be valued in accordance with the Fund’s valuation policies and procedures and will be distributed to all tendering Shareholders on a proportionate basis. If, however, payments are made in kind to a tendering Shareholder, such Shareholder may incur tax liability and brokerage costs in converting such securities to cash. The Fund does not impose any charges in connection with repurchases of Shares (except for the Repurchase Fee described above).

If modification of the Fund’s repurchase procedures as described above is deemed necessary to comply with regulatory requirements or otherwise advisable, the Board will to the extent practicable adopt revised procedures reasonably designed to provide Shareholders substantially the same liquidity for Shares as would be available under the procedures described above.

The Fund requires that each tendering Shareholder tender a minimum of $25,000 worth of Shares (or all of such Shareholder’s Shares if less), subject to the Board’s ability to permit a Shareholder to tender a lesser amount in its discretion. A Shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value of at least $25,000 after giving effect to the repurchase, subject to the Board’s ability to permit a Shareholder to continue to hold Shares in a lesser amount in its discretion. If a Shareholder tenders an amount that would cause the value of its Shares in the Fund to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from the Shareholder so the value of the Shareholder’s Shares is above the minimum or to repurchase all of the Shareholder’s Shares.

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6. Certain Conditions of the Offer.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Fund elects to extend the tender period, the Valuation Date may occur after December 31, 2013 and in that case, for purposes of determining the purchase price for tendered Shares, the NAV of such Shares will be determined approximately one month after the actual Valuation Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Fund has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and strategies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated NAV of the Fund from the estimated NAV of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Board determines that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

7. Certain Effects of the Offer.

The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender their Shares. If you retain your Shares, you will be subject to any increased risks that may result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility in the Fund’s NAV due to decreased diversification and higher expenses, increased illiquidity in the Fund’s portfolio and the potential inability of the Fund to offer to repurchase Shares in the future. A reduction in the aggregate assets of the Fund may result in Shares that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. Shares that are tendered to the Fund in connection with the Offer and accepted for repurchase will be retired, although the Fund may issue Shares from time to time in accordance with the Declaration of Trust. The Fund currently expects that Shares will be offered for purchase on the first Business Day of each month or at such other times as determined in the discretion of the Board.

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There will be a substantial period of time between the date as of which Shareholders must accept the Fund’s offer to repurchase their Shares (the Expiration Date) and the date such Shareholders can expect to receive cash payment for their Shares from the Fund. During this period investors will be subject to the risk that the Fund becomes unable to meet its obligations. Shareholders whose Shares are accepted for repurchase bear the risk that the Fund’s NAV may fluctuate significantly between the time that they accept the Fund’s offer to repurchase its Shares (the Expiration Date) and the date as of which such Shares are valued for purposes of such repurchase (the Valuation Date). Shareholders will have to decide whether to accept the Fund’s offer to repurchase its Shares without the benefit of having current information regarding the value of the Shares on a date proximate to the Valuation Date – i.e., date on which the Shares are valued by the Fund for purposes of effecting such repurchases. The Fund calculates its NAV as of the close of business on the last Business Day of each calendar month, and at such other times as the Board may determine. Shareholders desiring to obtain the Fund’s most recently calculated NAV value may contact the Fund at (888) 207-6176. Payment for repurchased Shares may require the Fund to liquidate its holdings in Hedge Funds earlier than Private Advisors would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase the Fund’s investment-related expenses. Liquidation of Hedge Fund holdings to fund repurchases of Shares also may result in the Fund incurring redemption, withdrawal or similar fees charged by one or more Hedge Funds, which will affect the performance of the Fund. Such liquidations may also cause the Fund to sell its more liquid investments, which may reduce the ability of the Fund to conduct future tender offers and increase the illiquidity of the Fund’s portfolio.

Additionally, Shareholders who receive in-kind payment in respect of their accepted tenders will, after the Valuation Date, remain subject to the risk of fluctuation of the value of such assets received in-kind and, to the extent such assets are Hedge Funds, to the fees and expenses of each such Hedge Fund.

8. Source and Amount of Funds.

The price to be paid by the Fund for Shares tendered in the Offer and accepted for repurchase will equal their NAV as of the Valuation Date less any Repurchase Fee. Based on the Fund’s NAV on August 30, 2013, the aggregate purchase price if all 10,822 Shares subject to the Offer are tendered and accepted for payment pursuant to the Offer will be approximately $11,580,165. The actual purchase price may be higher or lower depending on the Fund’s NAV on the Valuation Date. The Fund anticipates that the repurchase price for any of its Shares acquired pursuant to the Offer may be derived by the Fund from the following sources: (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Fund, and/or (iii) the proceeds of sales of portfolio investments (i.e., Hedge Funds) held by the Fund. There are no material conditions to the financing of the transaction. There are currently no alternative financing plans or arrangements for the transaction. None of the Fund, the Advisors or the Board or any person controlling the Fund has determined at this time to borrow funds to purchase Shares tendered and accepted for repurchase in connection with the Offer.

9. Certain Information About the Fund.

The Fund is organized as a Delaware statutory trust and is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”). The Fund is a ‘‘master’’ fund within what is known in the investment company industry as a ‘‘master-feeder’’ structure. Within this structure another non-diversified, closed-end management investment company, Private Advisors Alternative Strategies Fund, invests substantially all its investable assets in the Fund. In addition, the Fund accepts investments from other investors, such as, among others, certain financial institutions, endowments, foundations, government entities or corporations investing on their own behalf. The Fund’s principal office is located at 51 Madison Avenue, New York, NY 10010.

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund’s intention to accept purchases for Shares from time to time in the discretion of the Fund) or the disposition of Shares (except for periodic discretionary solicitations of tender offers); (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment manager, subadvisor, members of the Board or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the members of the Board, to change any material term of the investment advisory arrangements with the Advisors; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (“1940 Act”); or (g) any changes in the Fund’s registration statement or other actions that may impede the acquisition of control of the Fund by any person. In connection with the September 30, 2013 tender offer, NYLIM Holdings submitted a tender request for $2,000,000. Payment with respect to this tender is expected to be made in November 2013. Richard S. Trutanic, a member of the Board, purchased approximately 18.7 Shares of the Fund on September 3, 2013. Other than subscriptions for Shares in the ordinary course of business, there have been no other transactions involving the Shares that were effected during the past 60 business days by the Fund, the Advisors, any member of the Board, by any person controlling the Fund or the Advisors.

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10. Certain Federal Income Tax Consequences.

The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the Offer.

The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of a Shareholder’s Shares under Section 302 of the Internal Revenue Code (“Code”), if the receipt of cash (a) is “substantially disproportionate” with respect to the Shareholder, (b) results in a “complete redemption” of the Shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the Shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the Shareholder’s proportionate interest in the Fund after all Shares are tendered and where the Shareholder owns less than 50% of the voting power of all classes entitled to vote. A “complete redemption” of a Shareholder’s interest generally requires that all Shares of the Fund owned by such Shareholder be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Shareholder’s proportionate interest in the Fund, which should result if the Shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.

If the sale of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received pursuant to the Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the relevant Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. Any loss upon the sale or exchange of Shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Shareholder. The deductibility of capital losses is subject to statutory limitations.

If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a taxable dividend, a tax-free return of capital or taxable capital gain, depending on (i) whether the Fund has sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the Fund, to the extent remaining after any return of capital distribution with respect to those Shares, will be transferred to any remaining Shares held by you.

Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering Shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate shareholders, the top income tax rate applicable to ordinary income dividends of the Fund paid to non-corporate shareholders currently exceeds the maximum tax rate applicable to long-term capital gains of non-corporate shareholders.

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The gross proceeds paid to a Shareholder or other payee pursuant to the Offer may be subject to a backup withholding tax unless either: (a) the Shareholder has provided the Shareholder’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the Shareholder is exempt from backup withholding, (B) the Shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service (“IRS”) has notified the Shareholder that the Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign Shareholders may be required to provide the Administrator with a completed Form W-8BEN, available from the Administrator, in order to avoid backup withholding on the gross proceeds received pursuant to the Offer. Any amounts withheld as backup withholding tax may be credited or refunded against a Shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Unless a reduced rate of withholding or a withholding exemption is available under the Code or applicable tax treaty, a Shareholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such Shareholder, if the proceeds are treated as a “dividend” under the rules described above. A foreign Shareholder will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the foreign investor is engaged in a U.S. trade or business or, in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Foreign Shareholders should consult their tax advisers regarding application of these withholding rules.

Shareholders who sell their Shares pursuant to the Offer may be subject to state, local, or foreign taxes. Shareholder are urged to consult their own tax advisers regarding the U.S. federal, state, local, or foreign tax consequences to them of selling their Shares pursuant to the Offer.

11. Extension of Tender Period; Termination; Amendments.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next Business Day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that the Fund so elects to extend the Offer period, the Fund will adjust the Valuation Date to correspond with the extension of the Offer period. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to repurchase or pay for any Shares, and (b) amend the Offer in any respect, including but not limited to, amending the number of its Shares subject to the Offer. If a material change is made to the terms of the Offer, the Fund will promptly make a public announcement of any such change. Without limiting the manner in which the Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

12. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

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Reference is made to the audited financial statements of the Fund for the period ended March 31, 2013, which were prepared by the Fund, furnished to Shareholders, and filed with the Securities and Exchange Commission on Form N-CSR on June 7, 2013. Such financial statements are incorporated herein by reference in their entirety.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”), which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Fund at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet website, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549-0102.

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